UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934
                                (Amendment No. )*


                           Exeter Resource Corporation
                                (Name of Issuer)


                                  Common Shares
                         (Title of Class of Securities)


                                    301835104
                                 (CUSIP Number)


                                8th December 2006
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [ ]  Rule 13d-1(b)

         |X|  Rule 13d-1(c)

         [ ]  Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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


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(1)      NAMES OF REPORTING PERSONS.  Macquarie Bank Limited
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only). Not Applicable

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(2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions):
                                                                  (a) [_]
                                                                  (b) [_]
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(3)      SEC USE ONLY


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(4)      CITIZENSHIP OR PLACE OF ORGANIZATION
         Australia

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                  NUMBER OF         (5)        SOLE VOTING POWER
                    SHARES                     2,307,691
                                    -------------------------------------------
                 BENEFICIALLY       (6)        SHARED
                   OWNED BY                    VOTING POWER
                     EACH                      0
                                    -------------------------------------------
                  REPORTING         (7)        SOLE DISPOSITIVE POWER
                    PERSON                     2,307,691
                     WITH
                                    -------------------------------------------
                                    (8) SHARED DISPOSITIVE POWER
                                               0
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(9)      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         2,307,691

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(10)     CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
         (See Instructions)                                           [_]

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(11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         6.82%

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(12)     TYPE OF REPORTING PERSON (See Instructions)

         CO
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

Item 1(a).   Name of Issuer:
                        Exeter Resource Corporation


Item 1(b).   Address of Issuer's Principal Executive Offices:
                        Suite 1260 999 West Hastings Street,
                        Vancouver BC CANADA V6C


Item 2(a).   Name of Persons Filing:
                        This statement is being filed on behalf of Macquarie Bank Limited

Item 2(b).   Address of Principal Business Office or, if None, Residence:
                        L7, 1 Martin Place, Sydney NSW 200, Australia


Item 2(c).   Citizenship:
             Macquarie Bank Limited is organized under the laws of Australia

Item 2(d).   Title of Class of Securities:
                        Common Shares


Item 2(e).   CUSIP Number:
                        55607P105


Item 3. If This Statement is Filed Pursuant to Sections 240.13d-1(b) or 240.13d-2(b), Check Whether the Person Filing is a:

(a)    [ ] Broker or dealer registered under section 15 of the Act (15 U.S.C.
           78o).

(b)    [ ] Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

(c)    [ ] Insurance company as defined in section 3(a)(19) of the Act (15
           U.S.C. 78c).

(d)    [ ] Investment company registered under section 8 of the Investment
           Company Act of 1940 (15 U.S.C. 80a-8).

(e)    [ ] An investment adviser in accordance with Section
           240.13d-1(b)(1)(ii)(E);

(f)    [ ] An employee benefit plan or endowment fund in accordance with Section
           240.13d-1(b)(1)(ii)(F);

(g)    [ ] A parent holding company or control person in accordance with Section
           240.13d-1(b)(1)(ii)(G);


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

(h)    [ ] A savings associations as defined in Section 3(b) of the Federal
           Deposit Insurance Act (12 U.S.C. 1813);

(i)    [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

(j)    [ ] Group, in accordance with Section 240.13d-1(b)(1)(ii)(J);

Item 4.    Ownership.

     (a)   Amount Beneficially Owned: 2,307,691

     (b)   Percent of Class: 6.82%

     (c)   Number of shares as to which such person has:

           (i)   Sole power to vote or to direct the vote: 2,307,691

           (ii)  Shared power to vote or to direct the vote: 0

           (iii) Sole power to dispose or to direct the disposition of:
                 2,307,691

           (iv)  Shared power to dispose or to direct the disposition of: 0

Item 5. Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ] .

Item 6. Ownership of More than Five Percent on Behalf of Another Person. Not Applicable


Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Controlling Person.
              Not Applicable

Item 8.    Identification and Classification of Members of the Group.
              Not Applicable

Item 9.    Notice of Dissolution of Group
              Not Applicable

Item 10.   Certification

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or


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

influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


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

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                      12/15/06
                                      ---------------------------
                                      Date


                                      /s/ Michael Panikian
                                      ---------------------------
                                      Signature


                                      Michael Panikian
                                      Company Secretary
                                      ---------------------------
                                      Name/Title